Exhibit (h)1(viii)
     September 12, 2011
State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.
Ladies and Gentlemen:
     Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created two new series of shares, namely, GMO International Intrinsic Value Extended Markets Fund and GMO Global Focused Equity Fund (the “New Funds”) with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.
     If you agree to so serve as transfer agent for the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each of the New Funds shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.
     The New Funds will provide five business days’ notice to State Street Bank and Trust Company prior to the commencement of each of the New Funds’ operations.
Notice
     A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

State Street Bank and Trust Company	September 12, 2011

Sincerely, GMO TRUST
By:
	Name:	Jason Harrison
	Title:	Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
By:
	Name:	J.B. Kittredge
	Title:	General Counsel

The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title: